Exhibit 99.1

                 Antigenics Reports Third Quarter 2005
               Financial Results and Recent Highlights

    NEW YORK--(BUSINESS WIRE)--Oct. 27, 2005--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended September 30, 2005. The company incurred a net loss attributable to common stockholders of $17.5 million, or $0.38 per share, basic and diluted, for the third quarter of 2005, compared with a net loss attributable to common stockholders in the third quarter of 2004 of $18.7 million, or $0.41 per share, basic and diluted. Reflecting continued progress on developing its product candidate portfolio, Antigenics incurred research and development costs of $12.0 million for the quarter ended September 30, 2005, compared with $9.8 million for the quarter ended September 30, 2004. General and administrative expenses decreased to $5.2 million in the quarter ended September 30, 2005, from $6.3 million in the comparable period last year. Prior year operating expenses included a charge for acquired in-process research and development of $2.9 million. Cash, cash equivalents and short-term investments amounted to $77.2 million on September 30, 2005.
    "We are encouraged that the first set of data from a randomized trial testing Oncophage confirms the scientific premises that have driven our clinical strategy," said Garo Armen, PhD, chairman and CEO of Antigenics. "We will use this valuable information from our Phase 3 metastatic melanoma trial to develop Oncophage expeditiously and bring a potentially major therapeutic breakthrough to patients facing limited treatment options."

    Recent Highlights

    Oncophage (vitespen; formerly HSPPC-96)

    -- Preliminary data from a Phase 3 trial testing Oncophage, a personalized therapeutic cancer vaccine, in metastatic melanoma showed improvement (not statistically significant) in median survival on an intent-to-treat basis of more than 50 percent in stage IV M1a patients in the Oncophage-treated arm compared with those in the physician's choice arm (20.9 months versus 12.8 months). Overall, patients in the intent-to-treat Oncophage-treated arm (M1a, b and c combined) fared similarly to those in the physician's choice arm in terms of survival. Antigenics plans to conduct a final analysis of this trial during the first quarter of 2006 and initiate a registrational melanoma trial in 2006.

    -- The company anticipates initiating the final analysis of its randomized Phase 3 trial of Oncophage as an adjuvant treatment for nonmetastatic renal cell carcinoma (RCC) in the first half of 2006. Independent radiological review of patient scans in this trial has started.

    -- The company expects to initiate its first combination clinical study testing Oncophage with Antigenics' investigational drug ATRA-IV in the coming months.

    -- Enrollment is complete in Antigenics' Phase 2 trial with Oncophage in non-small cell lung cancer. Patients are receiving treatment and being evaluated for recurrence of disease.

    Aroplatin(TM)

    -- Antigenics recently announced the launch of a Phase 1 trial of Aroplatin in solid tumors and B-cell lymphoma. The primary objectives of this multicenter study are to establish the maximum tolerated dose of Aroplatin and to determine the drug's pharmacokinetics and safety profile. The trial is expected to enroll up to 28 patients. Aroplatin is designed to reduce certain types of toxicities typically associated with other platinum agents as well as to overcome drug resistance. It has been reformulated for improved drug activation and stability. Aroplatin is similar to Eloxatin(R) (oxaliplatin, Sanofi Aventis), which had global sales of approximately $1.5 billion in 2004.

    AG-707 (rh-HSP70-PC)

    -- Antigenics recently launched a multicenter Phase 1 clinical trial of AG-707, a therapeutic vaccine for genital herpes. The trial will enroll up to 84 patients infected with herpes simplex virus type 2 (HSV-2) who have a documented history of clinically active genital herpes. The study will evaluate the safety profile and immune response of patients to AG-707 with and without a proprietary adjuvant (a substance designed to improve immune response to vaccination) at three dose levels compared with placebo or adjuvant alone. Approximately one in five Americans age 12 and over are infected with HSV-2.

    AG-858 (HSPPC-70)

    -- Antigenics has expanded enrollment of patients in an exploratory Phase 2 study of AG-858, a personalized therapeutic cancer vaccine, in combination with Gleevec(R) (imatinib mesylate, Novartis), for the treatment of chronic myelogenous leukemia (CML) patients refractory to Gleevec. The trial will evaluate extended dosing with AG-858.

    New Hire

    --  During the third quarter of 2005, the company appointed Jill
        M. Forrest as vice president of marketing and sales. Ms. Forrest was most recently director of global marketing at Bristol-Myers Squibb Oncology, where she was involved in several key product launches. She brings to Antigenics 20 years of oncology experience.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 1604545. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on November 10, 2005. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 1604545. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics is a biotechnology company working to develop patient-specific immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage (vitespen), a late-stage, patient-specific cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio of investigational products also includes AG-858 (HSPPC-70), a patient-specific cancer vaccine in Phase 2 development; two liposomal cancer treatments, Aroplatin and ATRA-IV; and AG-707 (rh-HSP70-PC), a Phase 1 genital herpes vaccine. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding Antigenics' potential commercialization of Oncophage, the timing of final analysis of the data from the Phase 3 trials in melanoma and RCC, plans to commence new trials, expectation that trials will support regulatory filings, and projected enrollment in those trials. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, time timing of events in the RCC trial, the results of clinical trials, the cost of additional clinical trials, the ability to raise additional capital, and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2005. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                                Three months ended  Nine months ended
                                   September 30,       September 30,
                                  2005      2004      2005      2004
                                --------  --------  --------  --------

Revenue                        $     77  $    282  $    282  $    579

Operating expenses:
  Cost of sales                       -         5         -         5
  Research and development       11,995     9,816    36,845    31,641
  General and administrative      5,236     6,317    19,660    18,439
  Acquired in-process research
   and development                    -     2,888         -     2,888
                              ---------- --------- --------- ---------
Operating loss                  (17,154)  (18,744)  (56,223)  (52,394)

Other income (expense), net        (101)      270      (163)      647
                                --------  --------  --------  --------
Loss from continuing
 operations                     (17,255)  (18,474)  (56,386)  (51,747)

  Income from discontinued
   operations (including gain on
   disposal of $14.1 million in
   2004)                              -         -         -    13,034
                                --------  --------  --------  --------
Net loss                        (17,255)  (18,474)  (56,386)  (38,713)

Dividends on Series A
 convertible preferred stock       (198)     (198)     (593)     (593)
                                --------  --------  --------  --------
Net loss attributable to
 common stockholders           $(17,453) $(18,672) $(56,979) $(39,306)
                                ========  ========  ========  ========

Per common share data, basic and
 diluted:
  Loss from continuing
   operations                  $  (0.38) $  (0.41) $  (1.25) $  (1.18)
  Income from discontinued
   operations                  $      -  $      -  $      -  $   0.29
  Net loss attributable to
   common stockholders         $  (0.38) $  (0.41) $  (1.25) $  (0.89)
  Weighted average number of
   common shares outstanding,
   basic and diluted             45,591    45,360    45,573    44,405



              Condensed Consolidated Balance Sheet Data
                            (in thousands)
                             (unaudited)

                                           September 30,  December 31,
                                                2005          2004
                                           -------------  ------------
Cash, cash equivalents and short-term
 investments                                 $   77,218    $   86,921
Total assets                                    121,721       133,058
Total stockholders' equity                       49,797       106,443



    CONTACT: Antigenics Inc.
             Investor Relations:
             Shalini Sharp, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com